Exhibit 21


                    LIST OF REGISTRANT'S ACTIVE SUBSIDIARIES


M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.
Delaware Corporation
57. 53% owned

M.C.M. ENVIRONMENTAL TECHNOLOGIES, LTD.
Israeli Corporation
100% owned by M.C.M. Environmental Technologies, Inc.


STERIMED RENAL INC.
Delaware Corporation
80% owned by M.C.M. Environmental Technologies, Inc.
20% owned by National Nephrology Associates, Inc.